EXHIBIT 20(A)

            PENNSYLVANIA ENTERPRISES, INC. SUSPENDS `PLAN' FEATURE

WILKES-BARRE, Pennsylvania, October 29, 1999.  Pennsylvania Enterprises, Inc.
(PEI) (NYSE:PNT) announced that effective today, it will suspend a feature of its Dividend Reinvestment and Stock Purchase Plan ("the Plan").

Due to PEI's pending merger with Southern Union Company (NYSE:SUG), Austin, TX, PEI's agent for the Plan, ChaseMellon Shareholder Services, will no longer be permitted to sell shares for Plan participants.

PEI and Southern Union Company reached a definitive merger agreement on June
7. PEI and Southern Union Company shareholders voted for the merger on October 19. All regulatory approvals, including that of the Pennsylvania Public Utility Commission, have been received.

Southern Union Company is an international energy distribution company, serving more than one million customers through: three divisions - Southern Union Gas, Missouri Gas Energy and Atlantic Utilities; SUPro Energy Company and Atlantic Gas Corporation, its propane distribution subsidiaries; and its equity ownership in a natural gas distribution company serving Piedras Negras, Mexico. In Texas, Southern Union Gas serves approximately 513,000 customers, including the cities of Austin, El Paso, Brownsville, Galveston and Port Arthur. Missouri Gas Energy serves approximately 484,000 customers in western Missouri, including the cities of Kansas City, St. Joseph, Joplin and Monett. Visit Southern Union's web site at WWW.SOUTHERNUNIONCO.COM.

PEI is a holding company with regulated and nonregulated subsidiaries. The regulated group consists of PG Energy and its subsidiary, Honesdale Gas Company, which together provide natural gas to approximately 152,000 customers in 13 counties in northeastern and central Pennsylvania. The nonregulated group consists of PEI Power Corporation, Theta Land Corporation and PG Energy Services Inc. and its subsidiary, Keystone Pipeline Services, Inc. PG Energy Services markets energy and energy-related products and services in Pennsylvania under the name PG Energy PowerPlus. Visit PEI's web site at WWW.PNT.COM.

This release and other reports and statements issued or made from time to time by either company contain certain "forward-looking statements" concerning projected future performance or expectations. Both companies caution that actual developments may differ materially from such projections or expectations.